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                                                                    EXHIBIT 10.9

                         COMPENSATION DEFERRAL AGREEMENT

      This Compensation Deferral Agreement, dated as of December 30, 2004, is by and between INGRAM MICRO INC., a Delaware corporation (the "Company"), and KEVIN MURAI ("Executive").

1. DEFERRAL OF BASE SALARY. During and in respect of the period commencing on January 1, 2005 and ending on December 31, 2005 (the "Compensation Period"), Executive elects to defer receipt of 5.0% of the base salary otherwise payable to him (the "Deferred Salary"). The Deferred Salary, with earnings thereon calculated pursuant to Section 4 hereof, shall be paid to Executive as provided in Section 5 hereof.

2. DEFERRAL OF ANNUAL BONUS. Executive elects not to defer any amount otherwise payable to Executive pursuant to the Company's Executive Incentive Award Plan with respect to the Compensation Period.

3. ADJUSTMENT TO DEFERRED SALARY. During the Compensation Period, the amount of Deferred Salary shall be increased by the "Company Match", which is the amount of Executive's base salary which the Company would have contributed to the Ingram Micro 401(k) Investment Savings Plan or the Ingram Micro Supplemental Investment Savings Plan if Executive had elected to contribute at least 5% of his base salary to such plans. The Company Match, with earnings thereon calculated pursuant to Section 4 hereof, shall be paid to Executive as provided in Section 5 hereof.

4. EARNINGS. Subject to Section 6 hereof, the Deferred Salary and Company Match shall be increased or decreased, as the case may be, by the imputed earnings or losses which would have accrued to such amounts had they been deferred pursuant to the Ingram Micro Supplemental Investment Savings Plan from the dates payment or credit would, but for this Agreement, be made, to the most recent date prior to the date of actual payment practicable to permit the calculations of the amount due to be made and payment to be processed ("Earnings"). For purposes of determining Earnings, Executive may choose in the manner designated by the Company from time to time, and in such proportions as he may determine (provided that the allocations shall be in 5% increments), among any or all of the investment options provided by the Ingram Micro Supplemental Investment Savings Plan.

5. PAYMENT OF DEFERRED SALARY. Subject to Section 6 hereof, the Deferred Salary, Company Match and Earnings thereon shall be paid to Executive in accordance with the most recent Executive Deferred Compensation Distribution and Investment Election Form on file with the Company, provided that the date of the said form is at least one year prior the distribution date. The Company shall withhold from such payment all federal, state, city or other taxes as are legally required to be withheld.

6. SOURCE OF PAYMENTS. The obligations of the Company under this Agreement represents an unsecured, unfunded promise to pay benefits to Executive and/or Executive's beneficiaries, and shall not entitle Executive or such beneficiaries to a preferential claim to any asset of the Company. All payments of Deferred Salary, Company match and Earnings shall be paid in cash from the general funds of the Company no special or separate fund shall be established and no other segregation of

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assets shall be made to assure the payment of such deferred amounts. Executive shall have no right, title, or interest whatever in or to any investments which the Company may make to aid it in meeting its obligation hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and Executive or any other person. To the extent Executive has or acquires any rights to receive payments from the Company, such rights shall be no greater than the right of an unsecured creditor.

7. NEW COMPANY COMPENSATION DEFERRAL PLAN. Notwithstanding Section 4 or 5 hereof, in the event that the Company adopts a plan pursuant to which executives of the Company my elect to defer payment of compensation, the determination of Earnings and the terms and conditions of payment of Deferred Salary and Deferred Bonuses Shall be governed by and subject to the terms and conditions of such plan.

8. GENERAL PROVISIONS. The Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and Executive, his designees, and his estate. Neither Executive, his designees, nor his estate shall commute, pledge, encumber, sell or otherwise dispose of the right to receive the payments provided for in this Agreement, which payments and the rights thereto are expressly declared to be nontransferable and nonassignable. This Agreement shall be governed by the laws of the State of California without reference to principles of conflicts of laws. This Agreement represents the entire agreement between Executive and the Company with respect to the subject matter hereof, and this Agreement may not be amended or modified except by a writing signed by the parties hereto, provided that nothing herein shall affect Executive's rights under, or right to become covered by, any employee benefit program provided by the Company to its executive employees generally.

      IN WITNESS WHEREOF, the parties have executed this Agreement, to be effective as of the day and year first written above.

      KEVIN MURAI                       INGRAM MICRO INC.

      /s/ Kevin Murai    Dec. 30/04     By: /s/ Thomas Berry
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                         Date           Title: Sr. Dir. Compensation & Benefits

                                        Date: 12-30-04